                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

    Filed by the Registrant [X]
    Filed by a Party other than the Registrant [ ]
    Check the appropriate box:

    [ ] Preliminary Proxy Statement                       [ ] Confidential, For Use of the Commission
                                                          Only (as permitted by Rule 14a-6(e)(2))

    [X] Definitive Proxy Statement

    [ ] Definitive Additional Materials

    [ ] Soliciting Material Under Rule 14a-12

                               COSTAR GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials:

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                                 [COSTAR LOGO]

                                                                     May 1, 2001

Dear Stockholder:

     You are cordially invited to attend the 2001 Annual Meeting of Stockholders of CoStar Group, Inc., to be held at 11:00 a.m. on Tuesday, June 19, 2001 at 2 Bethesda Metro Center, Bethesda, Maryland 20814.

     At the Annual Meeting, you will be asked to elect six directors, to ratify the appointment of Ernst & Young LLP as the Company's independent public auditors for 2001 and to approve an amendment to the CoStar Group, Inc. 1998 Stock Incentive Plan. The accompanying Notice of 2001 Annual Meeting of Stockholders and Proxy Statement describe these matters.

     The Board of Directors unanimously recommends that stockholders vote in favor of each of these proposals.

     Whether or not you plan to attend the meeting in person, please return your executed proxy card in the enclosed postage prepaid and addressed envelope, vote over the Internet, or vote over the phone, and your shares will be voted in accordance with your wishes. Please review the instructions on the proxy card regarding each of these voting options.

                                          Sincerely,

                                          /s/ Andrew Florance
                                          ANDREW C. FLORANCE
                                          President and Chief Executive Officer

                               COSTAR GROUP, INC.

                                  MAY 1, 2001

                 NOTICE OF 2001 ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD TUESDAY, JUNE 19, 2001

     The 2001 Annual Meeting of Stockholders (the "Annual Meeting") of CoStar Group, Inc. ("we" or the "Company") will be held at 2 Bethesda Metro Center, Bethesda, Maryland 20814, at 11:00 a.m. on Tuesday, June 19, 2001, for the following purposes:

     1. To elect six directors to hold office until the next annual meeting of stockholders or until their respective successors are elected and qualified;

     2. To ratify the appointment of Ernst & Young LLP as the Company's independent public auditors for 2001;

     3. To approve an amendment to the CoStar Group, Inc. 1998 Stock Incentive Plan; and

     4. To transact any other business properly presented before the Annual Meeting.

     The Board of Directors has fixed Monday, April 23, 2001 as the record date for determining stockholders entitled to receive notice of and to vote at the Annual Meeting (or any adjournment or postponement of it). Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the Annual Meeting.

     WE INVITE YOU TO ATTEND THE ANNUAL MEETING IN PERSON, BUT WHETHER OR NOT YOU EXPECT TO ATTEND, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED, VOTE OVER THE INTERNET, OR VOTE OVER THE PHONE AS PROMPTLY AS POSSIBLE.

                                          By Order of the Board of Directors

                                          /s/ CARLA J. GARRETT
                                          CARLA J. GARRETT
                                          Secretary

                               COSTAR GROUP, INC.

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                      TO BE HELD ON TUESDAY, JUNE 19, 2001

     The Board of Directors of CoStar Group, Inc. ("we" or the "Company") solicits your proxy for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at 11:00 a.m. on Tuesday, June 19, 2001, at 2 Bethesda Metro Center, Bethesda, Maryland 20814, and at any adjournment or postponement of the Annual Meeting.

     Our headquarters are located at 2 Bethesda Metro Center, Tenth Floor, Bethesda, Maryland 20814. We are mailing this Proxy Statement and the accompanying proxy card to our eligible stockholders on or about May 1, 2001.

                OUTSTANDING SECURITIES, VOTING RIGHTS AND QUORUM

     At the close of business on the record date, Monday, April 23, 2001, we had 15,600,344 shares of common stock outstanding and entitled to vote at the Annual Meeting. Each outstanding share of common stock is entitled to one vote on each proposal.

     The presence at the Annual Meeting, in person or by proxy, of a majority of the outstanding shares as of the record date constitutes a quorum (the minimum number of shares required to take action) for the meeting. Both abstentions and broker non-votes will be counted as shares present for purposes of obtaining a quorum, but will be disregarded in calculating the total votes on each of the proposals.

     The required vote and the calculation method for each of the matters scheduled for consideration at the Annual Meeting are as follows:

     Item 1 -- Election of Directors. Each outstanding share of common stock is entitled to cast one vote for up to six nominees. The six nominees who receive the most votes will be elected as directors.

     Item 2 -- Ratification of the Appointment of Independent Public
Auditors. For stockholders to approve this proposal, the number of votes cast in favor must exceed the number of votes cast against.

     Item 3 -- Approval of Amendment to the CoStar Group, Inc. 1998 Stock Incentive Plan. For stockholders to approve this proposal, the number of votes cast in favor must exceed the number of votes cast against.

                          PROXY VOTING AND REVOCATION

     If you have Internet access, you may submit your proxy from any location in the world by following the "Vote by Internet" instructions on the proxy card. If you live in the United States or Canada, you may submit your proxy by following the "Vote by Phone" instructions on the proxy card. You may also vote by signing your proxy card, or if your shares are held in street name, the voting instruction card included by your broker or nominee, and mailing it in the enclosed, postage prepaid and addressed envelope. If you properly complete and execute your proxy card and return it, vote over the Internet, or vote over the phone before the Annual Meeting:

     - Your shares will be voted in accordance with your instructions.

     - For any items for which you do not provide instructions, your shares will be voted "FOR" the item, as recommended by the Board of Directors.

     You may revoke your proxy at any time before it is voted by:

     - delivering to the Corporate Secretary written notice that you are revoking your proxy;

     - submitting a properly-executed proxy bearing a later date; or

     - attending the Annual Meeting and voting in person. (If you are not the owner of record, but rather hold your shares through a broker or bank, you should take appropriate steps to obtain a legal proxy from the owner of record if you wish to vote at the Annual Meeting.)

                             ATTENDING THE MEETING

     Only shareholders, their proxy holders, and our invited guests may attend the meeting. If you intend to attend the Annual Meeting, please mark your proxy card accordingly. Beneficial owners whose ownership is registered under another party's name and who plan to attend the meeting in person should obtain an admission ticket in advance by sending written requests, along with proof of share ownership, such as a bank or brokerage firm account statement, to: Pamela
S. Silberman, Vice President of Investor & Public Relations, CoStar Group, Inc., 2 Bethesda Metro Center, Tenth Floor, Bethesda, Maryland 20814. Beneficial owners who do not present valid admission tickets at the Annual Meeting or who have not pre-registered will be admitted only upon verification of share ownership, such as a bank or brokerage firm account statement and photo identification, at the registration counter at the meeting.

                                     ITEM 1

                             ELECTION OF DIRECTORS

     The Board has fixed the number of directors constituting the Board at six. The Board has nominated each of the current directors for re-election. The persons named as proxy holders on the proxy card will vote your shares FOR each of these six nominees unless you instruct otherwise on your proxy card.

     All of our directors will serve until the next Annual Meeting of Stockholders or until their successors are elected and qualified. If any of the nominees should become unable to serve prior to the Annual Meeting, proxies that do not withhold authority to vote for directors may be voted for any other nominee or nominees selected by the Board unless the Board votes to reduce the size of the Board to the actual number of nominees. In no event may proxies be voted for a greater number of persons than the number of nominees named. Information about each of the nominees appears below.

NOMINEES FOR THE BOARD OF DIRECTORS

     Michael R. Klein has been the Chairman of our Board of Directors since he and Mr. Florance founded the Company in 1987. He has been a partner of the law firm of Wilmer, Cutler & Pickering since 1974. Mr. Klein serves as a director (and a member of the executive committee) of Perini Corporation, and as a director of SRA International, Inc. and several privately held entities in which he is an investor. Mr. Klein is 59 years old.

     Andrew C. Florance is also one of our founders and has served as our President and as a director since 1987 and as our Chief Executive Officer since 1995. Prior to founding the Company, Mr. Florance held primary responsibility for developing the first generation of software products for Federal Filings, an SEC Form 13-D tracking service, which was later acquired by Dow Jones. Mr. Florance was a co-founder of a commercial real estate information trade association (REI-NEX) and served on its board from 1993 to 1996. Mr. Florance is 37 years old.

     David Bonderman is principal of Texas Pacific Group and an indirect general partner of TPG Partners I, L.P. and TPG Partners II, L.P. Mr. Bonderman currently serves on the boards of directors of Continental Airlines, Inc., Bell & Howell Company, Ducati Motor Holding S.p.A., Denbury Resources, Inc., Ryanair Ltd., Washington Mutual, Inc., Oxford Health Plans, Inc., Magellan Health Services, Inc., ON Semiconductor Corporation, Seagate Technology, Inc., J. Crew Group, Inc. and Paradyne Networks, Inc. Mr. Bonderman serves as a member of the compensation committee of Ducati Motor Holding S.p.A. and of Bell & Howell Company. He has been one of our directors since 1987. Mr. Bonderman is 58 years old.

     Warren H. Haber has been, for more than twenty-five years, Chairman of the Board and Chief Executive of Founders Equity, Inc. and its affiliates, private investment concerns engaged in the business of identifying businesses for acquisition in principal transactions and managing such businesses for their own accounts. Mr. Haber currently serves on the board of directors of Warnex-Pharma Ltd. He has served as one of our directors since 1995. Mr. Haber is 60 years old.

     Josiah O. Low III is a Managing Director/Senior Advisor of the investment banking firm of Credit Suisse First Boston (formerly Donaldson, Lufkin & Jenrette). Prior to joining that firm in 1985, Mr. Low worked at Merrill Lynch, Pierce, Fenner & Smith and was a founding Managing Director of the Merrill Lynch Capital Market Group in 1977. He serves on the boards of directors of Centex Development Co. and Circadence Corp. Mr. Low has served on our Board of Directors since 1999. Mr. Low is 61 years old.

     John Simon is a Managing Director of the investment banking firm of Allen & Company Incorporated, with which he has been associated for over 20 years. Mr. Simon currently serves on the boards of directors of Neurogen Corporation and Advanced Technical Products, Inc. Mr. Simon has served on our Board of Directors since 1996. Mr. Simon is 58 years old.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THESE NOMINEES.

                                     ITEM 2

                        RATIFICATION OF THE APPOINTMENT
                         OF INDEPENDENT PUBLIC AUDITORS

     The Audit Committee recommended, and the Board approved, the appointment of Ernst & Young LLP as independent public auditors for the Company for 2001. The Board would like stockholders to ratify this appointment, even though ratification is not legally necessary. If stockholders do not ratify this appointment, the Board may reconsider such appointment.

     Ernst & Young LLP has served as independent auditors for the Company, its subsidiaries, and its predecessors since 1994. A representative from Ernst & Young LLP will attend the annual meeting, may make a statement, and will be available to respond to appropriate questions.

     The table below sets forth the fees that Ernst & Young LLP billed the Company for the audit of the Company's financial statements for the fiscal year ended December 31, 2000 and review of financial statements for quarterly periods within that fiscal year, and all other fees Ernst & Young LLP has billed the Company for services rendered during the fiscal year ended December 31, 2000:

Audit Fees..................................................  $119,424
All Other Fees..............................................  $241,147

     Ernst & Young LLP did not provide any financial information systems design and implementation services to the Company for the fiscal year ended December 31, 2000.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR RATIFYING THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT PUBLIC AUDITORS.

                                     ITEM 3

             APPROVAL OF AMENDMENT TO OUR 1998 STOCK INCENTIVE PLAN

     The Board of Directors has adopted, subject to stockholder approval, an amendment to the CoStar Group, Inc. 1998 Stock Incentive Plan (the "Plan"). This amendment increases the number of shares of common stock reserved for issuance under the Plan by 750,000 shares, or 4.8% of our outstanding shares as of the record date.

     Increase in number of shares. Since our stockholders approved the Plan in June 1998, we have acquired six companies and have grown from approximately 160 to approximately 915 eligible participants under the

Plan. In addition, in 2000 we made significant additions to our senior management team and added nine new officers. To keep pace with this growth and to permit us to continue to grow internally and through acquisitions, the Board of Directors has amended the Plan to increase the number of shares available for issuance under the Plan from 3,000,000 to 3,750,000. This increase is important so we can continue to grant stock options that are vital to our ability to attract and retain outstanding and highly skilled individuals in the extremely competitive labor markets in which we operate. Our employees are our most valuable asset and attracting and retaining them is crucial to our business. In addition, stock options align the interests of our key employees with the interests of the Company's stockholders.

     We are asking our stockholders to approve the amendment to the Plan so that we can increase the number of shares available for issuance under the Plan. This increase will allow us to continue to grant options to our new and existing employees and directors and receive a federal income tax deduction for compensation paid under the Plan. Should the amendment not be approved, the original Plan will remain in full force and effect and any options that the Company has granted or grants above the 3,000,000 shares currently reserved for issuance under the Plan shall be options granted outside of the Plan. Granting options under the Plan has certain benefits for both the Company and the option holder. For example, in order for an option to qualify as an "incentive stock option" under the Internal Revenue Code, the option must be granted under a plan approved by the issuer's stockholders. Individuals who receive incentive stock options and comply with certain holding period requirements will receive favorable tax treatment. In addition, the Company may receive a federal income tax deduction for performance-based compensation granted under the Plan to its five most highly compensated executive officers in excess of $1 million (if any) if, among other things, the Plan has been approved by the Company's stockholders.

MATERIAL TERMS OF THE PLAN, AS AMENDED

     The following is a summary of the material terms of the Plan. A copy of the Plan is available to any stockholder upon written request.

     Our Board of Directors adopted the Plan before our initial public offering, and our stockholders approved it in June 1998. The purpose of the Plan is to advance the best interests of the Company and its subsidiaries by providing employees, officers and directors with an additional incentive to contribute to the growth and success of the Company by increasing their proprietary interest in the Company. The Plan also provides the Company with an additional tool to attract, reward and retain executives and critical employees and to compensate directors for their time spent serving on the Board. Granting key employees stock options under the Plan will more closely align the interests of key employees with the interests of the Company's stockholders.

     Shares Reserved for Options. Currently 3,000,000 shares of our common stock are reserved for issuance under the Plan. Under the proposed amendment to the Plan, there will be an additional 750,000 shares reserved for issuance under the Plan, for a total of 3,750,000 shares available for issuance. If any award granted under the Plan expires, is canceled or terminates for any reason, the shares of common stock issuable under that award will again be available for the granting of new awards (but will be counted against that calendar year's limit on the number of shares that can be granted to a given individual).

     Eligible Participants. Each officer, director and employee of the Company and its subsidiaries is eligible to receive awards under the Plan. As of April 1, 2001, we had approximately 915 eligible participants.

     Administrator. The Compensation Committee of the Board of Directors administers the Plan (the "Administrator"). Subject to provisions of the Plan, the Administrator may decide:

     - the participants to receive awards;

     - the terms of any awards;

     - the schedule of exercisability or vesting of awards;

     - the time and conditions for expiration of awards; and

     - the form of payment due upon exercise of an award.

     Discretionary Awards. The plan permits three types of discretionary awards: stock grants, incentive stock options within the meaning of Section 422 of the Internal Revenue Code (ISOs) and non-qualified stock options (NSOs). To date, the Administrator has granted only ISOs and NSOs. The exercise price for ISOs and NSOs may not be less than the fair market value of our common stock on the date of grant. However, the exercise price per share for ISOs granted to an individual who on the date of grant owns more than 10% of the voting power of the common stock cannot be less than 110% of the fair market value on the date of grant.

     Automatic Grants. Each non-employee director serving on the Board at the first meeting of the Board of Directors immediately following each annual meeting of stockholders receives an annual automatic grant of options to purchase 1,000 shares of common stock. These options have an exercise price equal to the fair market value of the common stock on the date of grant, and will vest and become exercisable one year from the date of grant, as long as the non-employee director is still serving on our Board of Directors on such date.

     Limitations. The Plan limits grants to any one eligible participant during a calendar year to 400,000 shares. The maximum term of options granted under the Plan is ten years (or five years in the case of an ISO granted to a more than 10% stockholder). In cases of death, termination of employment and disability, unless otherwise provided in the award agreement, vested options will expire (i) twelve months after the participant's death, (ii) ninety days after the participant's employment terminates, or (iii) in the case of disability, the earlier of (A) the first anniversary of termination of employment or (B) thirty days after the participant ceases to have a disability; provided, however, that vested options may not be exercised after the expiration of the maximum ten-year term.

     Effect of a Change of Control. Upon a "change of control" as defined in the Plan, all of our outstanding unexercisable options under the Plan immediately become exercisable. Upon a "substantial corporate change," which includes circumstances that may constitute a "change of control," as well as other types of corporate transactions, the exercisability of all unexercisable options will accelerate unless the Board determines otherwise or unless the options are assumed or substituted by another entity. Exercisable options that are not exercised upon a "substantial corporate change" will be terminated.

     Amendments. The Board may amend, suspend or terminate the Plan at any time, without the consent of the participants or their beneficiaries, provided that an amendment may not deprive any participant or beneficiary of any previously declared grant, modify the terms and conditions of a grant so as to adversely affect a participant without such participant's consent, or terminate or adversely affect any right or obligation under any outstanding grant without the participant's consent.

     Transferability. Unless approved by the Administrator, awards may not be transferred other than by will or by the laws of descent and distribution.

     Termination. Unless terminated sooner by the Board of Directors, the Plan will terminate on May 8, 2008.

     Tax Treatment. An optionee generally will not be taxed when an option is granted under the Plan. When an optionee exercises a NSO, the optionee generally will have compensation equal to the amount by which the then fair market value of the stock exceeds the option exercise price. The Company generally will receive a federal income tax deduction equal to the amount of compensation income recognized by the optionee. An optionee holding an ISO who complies with the applicable holding periods before disposing of the stock acquired upon exercise of the incentive option will generally qualify for favorable tax treatment, and in such case the Company generally will not receive a tax deduction. An optionee holding an ISO may, however, be subject to an alternative minimum tax when an ISO is exercised. If the optionee holding an ISO fails to comply with the applicable holding periods required by the Internal Revenue Code to obtain favorable tax treatment, the rules applicable to NSOs generally will apply to both the optionee and the Company.

     Share Price. The closing price per share of the common stock on the Nasdaq Stock Market on April 23, 2001 was $18.34.

OPTIONS GRANTED TO CERTAIN INDIVIDUALS AND GROUPS

     The following table sets forth the total number of options granted under the Plan to the listed individuals and groups as of March 1, 2001:

                                                              NUMBER OF OPTIONS
                                                                GRANTED AS OF
                NAME OF INDIVIDUAL OR GROUP                     MARCH 1, 2001
                ---------------------------                   -----------------
Andrew C. Florance..........................................        408,104
Lawrence J. Dressel.........................................         80,000
Frank A. Carchedi...........................................         95,150
John M. Place...............................................         60,000
David M. Schaffel...........................................         82,120
Craig S. Farrington.........................................         20,000
All executive officers as a group (5 persons)...............        745,374
All directors (other than executive officers) as a group (5
  persons)..................................................          8,000
All employees (other than executive officers) as a group....      1,333,410

NEW PLAN BENEFITS

     The benefits that will be received in the future under the Plan, as amended, by each participant are not determinable.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE AMENDMENT TO THE COSTAR GROUP, INC. 1998 STOCK INCENTIVE PLAN.

                                 OTHER MATTERS

     We do not know of any other matter that will be presented for consideration at the Annual Meeting. If any other matter does properly come before the Annual Meeting, the proxy holders will, unless otherwise specified in the proxy, vote on it as they think best.

                     STOCKHOLDER PROPOSALS AND NOMINATIONS
                   FOR DIRECTORS FOR THE 2002 ANNUAL MEETING

     A stockholder who intends to introduce a proposal for consideration at our 2002 Annual Meeting of Stockholders may seek to have that proposal and a statement in support of the proposal included in our proxy statement if the proposal relates to a subject that is permitted under Rule 14a-8 under the Securities Exchange Act of 1934. Additionally, in order to be eligible for inclusion in our proxy statement, the stockholder must submit the proposal and supporting statement to our Corporate Secretary in writing not later than January 1, 2002 and must satisfy the other requirements of Rule 14a-8. Stockholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of applicable securities laws. The submission of a stockholder proposal does not guarantee that it will be included in our proxy statement.

     A stockholder may otherwise propose business for consideration or nominate persons for election to the Board, in compliance with federal proxy rules, applicable state law and other legal requirements and without seeking to have the proposal included in our proxy statement pursuant to Rule 14a-8. Our bylaws provide that any such proposals or nominations must be submitted to us no less than 60 nor more than 90 days before the first anniversary date of the preceding year's annual meeting. Accordingly, stockholders who wish to nominate persons for election as directors or bring other proposals at the 2002 Annual Meeting must give notice of their intention in writing to our Corporate Secretary on or before April 20, 2002, but no sooner than March 21, 2002. The stockholder's submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the stockholder's ownership of common stock. Proposals or nominations not meeting these requirements will not be entertained at the 2002 Annual Meeting.

                             ADDITIONAL INFORMATION

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

     During 2000, the Board of Directors held seven meetings and acted on three occasions by unanimous consent. The Board has Audit and Compensation committees each composed of three members. The Board does not currently have a nominating committee. All directors attended at least 75% of the meetings of the Board and the Committees of which they were members, except that David Bonderman attended 71% of the meetings of the Board and the Committees of which he was a member.

     Audit Committee. Until April 26, 2001, the members of the Audit Committee were Warren H. Haber (Chairman), Michael R. Klein and John Simon. During 2000, the Audit Committee met four times and acted on one occasion by unanimous consent. Beginning April 26, 2001, the Audit Committee is composed of Warren H. Haber (Chairman), David Bonderman and Josiah O. Low III, each of whom is an independent director under the listing standards of the National Association of Securities Dealers ("NASD"). The Audit Committee consults with the Company's independent auditors and with personnel from the Company's internal audit and financial staffs with respect to corporate accounting, reporting and internal control practices. The Audit Committee operates under a written charter adopted by the Board of Directors and reviewed annually by the Audit Committee, a copy of which is attached as Appendix A to this Proxy Statement.

     Compensation Committee. The members of the Compensation Committee are Warren H. Haber (Chairman), David Bonderman and Michael R. Klein. The Compensation Committee makes recommendations concerning salaries and incentive compensation for our executive officers. In addition, the Board of Directors has designated the Compensation Committee as the Administrator of the Company's 1998 Stock Incentive Plan. The Committee met one time in 2000 and acted on one occasion by unanimous written consent.

REPORT OF THE AUDIT COMMITTEE

     The Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. The Company's independent auditors are responsible for expressing an opinion on the conformity of the Company's audited consolidated financial statements to generally accepted accounting principles.

     In this context, the Audit Committee has reviewed and discussed with management and the independent auditors the audited consolidated financial statements for 2000. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from the independent auditors the written disclosures and the letter required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management. The Audit Committee has also considered whether the independent auditors' provision of non-audit services to the Company is compatible with the auditors' independence.

     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company's Annual Report on SEC Form 10-K for the fiscal year ended December 31, 2000, for filing with the Securities and Exchange Commission.

                                          By the Audit Committee
                                          of the Board of Directors
                                          April 23, 2001

                                          Warren H. Haber, Chairman
                                          Michael R. Klein
                                          John Simon

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Bonderman and Haber are both non-employee directors, and Mr. Klein serves as the Chairman of the Board of the Company. During fiscal year 2000, none of the Company's executive officers served as a director or compensation committee member of any entity with an executive officer or director who served as a director or compensation committee member of the Company.

     In February 2000, Michael R. Klein, our Chairman, exercised warrants to acquire 45,450 shares of the Company's common stock at an exercise price of $8.10 per share, for a total transaction amount of $368,145. Incident to the exercise of the warrants, the Company withheld issuance of 10,156 shares, representing payment of the full exercise price of the warrants based on the $36.25 per share closing price of the common stock on the date of exercise. This resulted in a net issuance of 35,294 shares of common stock to Mr. Klein.

DIRECTOR COMPENSATION

     Automatic Option Grant. At the first meeting of the Board of Directors immediately following each annual meeting of stockholders, each non-employee director receives an automatic annual grant of options to purchase 1,000 shares of our common stock at an exercise price equal to the fair market value on the date of the grant. During 2000, each non-employee director received a grant of options to purchase 1,000 shares of common stock at an exercise price of $24.875 per share.

     Attendance Fees. Each non-employee director receives $2,500 for each meeting of the Board of Directors attended in person or by telephone and $500 (or $1,000 in the case of the Chairman of a committee) for each meeting of a committee of the Board of Directors attended in person or by telephone.

     Expenses. Each director is entitled to reimbursement of his or her expenses for attending each meeting of the Board of Directors and each meeting of any committee.

     Chairman. The Chairman of the Board of Directors receives $120,000 annually as compensation for additional services that he is required to perform in his role as chairman of the Company.

EXECUTIVE OFFICERS AND KEY EMPLOYEES

     The following table lists our executive officers and key employees:

                                           YEARS
              NAME                 AGE   OF SERVICE                      POSITION
              ----                 ---   ----------                      --------
Andrew C. Florance*..............  37        14       Chief Executive Officer, President and Director
Lawrence J. Dressel*.............  49         1       Chief Operating Officer
Frank A. Carchedi*...............  43         4       Chief Financial Officer and Treasurer
John M. Place*...................  39         1       Executive Vice President
David M. Schaffel*...............  40        12       Vice President, Product Development
Craig S. Farrington*.............  43        18**     Chief Operating Officer of Comps, Inc.
Michael D. Arabe.................  54        12**     Vice President, Customer Service and Support
Laurie B. Corn...................  35         1       Vice President, Electronic Media Sales
Steven Coutts....................  36         6       Vice President, Sales
Carla J. Garrett.................  33         2       General Counsel and Secretary
Mark A. Klionsky.................  41         1       Sr. Vice President Marketing & Electronic Media
Mark Policinski..................  50         1       Vice President, Research
Pamela S. Silberman..............  33         3       Vice President, Investor & Public Relations
Dean L. Violagis.................  34        11       Vice President, Research

---------------
 * Executive Officer.

** Includes years of service with acquired companies.

     Information about Mr. Florance appears above under "Item 1 -- Election of Directors." Information about each of the other individuals appears below.

     Lawrence J. Dressel, our Chief Operating Officer, joined us in September 2000. Mr. Dressel is responsible for the day-to-day management of CoStar operations, sales, marketing, product development and customer service. From January 1999 to September 2000, Mr. Dressel was Chief Operating Officer of Interealty.com, a provider of information systems, services and software applications to residential Multiple Listing Services and real estate professionals. Before joining Interealty, from January 1998 to January 1999, Mr. Dressel was Senior Vice President at The Fairchild Company, where he oversaw a division that manufactured capital equipment used to make CD's and DVD's. Prior to that, from 1986 through 1997, Mr. Dressel was Senior Vice President and General Manager of Shared Technologies Fairchild, Inc. and Fairchild Communications, the predecessor company to Shared Technologies Fairchild, which provided telecommunication services in multi-tenant commercial office buildings throughout the United States. Mr. Dressel received a B.S. in electrical engineering from Illinois Institute of Technology.

     Frank A. Carchedi, our Chief Financial Officer and Treasurer, joined us in May 1997 from ITC Learning Corporation, a publicly held publisher and distributor of multi-media training products, where he had been Vice President, Treasurer and Chief Financial Officer since 1995. Prior to that, Mr. Carchedi was with Ernst & Young, LLP for ten years, most recently as a consultant in the firm's New York Merger and Acquisitions Group and its Entrepreneurial Services Group in Washington, D.C. He received a B.S. in accounting from Wake Forest University.

     John M. Place, our Executive Vice President, joined us in April 2000. Mr. Place oversees our national research operations for the Company, including research call centers, field research teams, photographers, quality control staff and training functions. Prior to joining the Company, Mr. Place spent 13 years with Bloomberg L.P., most recently as the leader of Equity and Fixed Income Research and Data Collection. Mr. Place received a B.A. in political science from Hartwick College.

     David M. Schaffel, our Vice President of Product Development, has been with us since 1989. Mr. Schaffel is responsible for the design, development, and maintenance of our software services and products as well as any new services. From 1987 until joining us, Mr. Schaffel was president of Biscayne Technical Services, Inc., where he developed a logistics tracking application for the United States Air Force. Mr. Schaffel received a M.S. in operations research/statistics from the University of Miami and a B.S. in business from the University of Florida.

     Craig S. Farrington, the Chief Operating Officer of our Comps, Inc. subsidiary, joined us upon the acquisition of COMPS.COM, Inc. in February of 2000. Mr. Farrington is in charge of our CoStar COMPS(R) product. Mr. Farrington served as Vice President of Product Marketing and Development for COMPS.COM, Inc. since September 1996. Prior to that, Mr. Farrington served as Vice President of the CallCOMPS division from January 1993 until August 1996 and held various positions with COMPS.COM since 1983. Mr. Farrington received his B.A. in business and economics from Westmont College.

     Michael D. Arabe, our Vice President of Customer Service and Support, joined us upon the acquisition of COMPS.COM, Inc. in February 2000. Mr. Arabe became Vice President of Customer Service and Support in November 2000. From February 2000 until that time, he was responsible for sales of CoStar COMPS(R). Mr. Arabe joined COMPS.COM in 1989 and held a variety of positions in senior management, most recently as Senior Vice President of Sales. Mr. Arabe received a B.S. in economics from Louisiana State University.

     Laurie B. Corn, our Vice President, Electronic Media Sales, joined us in June 2000. Ms. Corn oversees sales of CoStar Connect(TM) and advertising sales for CoStar Marketplace(TM). Prior to joining the Company, from 1994 until 2000, Ms. Corn spent six years at Commercial Property News, a commercial real estate national trade magazine, where she held a variety of positions, including Sales Manager, Associate Publisher and most recently Publisher. She received a B.S. in business administration from Bucknell University.

     Steven Coutts, our Vice President of Sales, joined us in April 1995 and was promoted to Vice President of Sales in December 2000. Mr. Coutts manages CoStar's national sales force. Prior to his current position, Mr. Coutts was the Regional Vice President for the East Coast for CoStar. In addition, Mr. Coutts has served the Company in multiple sales capacities, including as New Jersey Regional Director, New York Area Regional Director and Mid-Atlantic Regional Director. Prior to joining the Company, from late 1993 to April 1995, Mr. Coutts was with The Boston Commercial Real Estate Network, an on-line multiple listing service for commercial real estate, which he founded. Mr. Coutts received a B.S. in business management and economics from Cornell University.

     Carla J. Garrett, our General Counsel and Secretary, joined us in June 1999. Prior to joining CoStar, Ms. Garrett was at Sullivan & Cromwell, a New York based law firm, where she had been a corporate and securities attorney since 1996. Prior to joining Sullivan & Cromwell, she was an associate with Wilson Sonsini Goodrich & Rosati, a Palo Alto based law firm, where she practiced corporate law and advised technology companies. Ms. Garrett received a B.A. in mathematics from Vanderbilt University and her J.D. from Stanford University.

     Mark A. Klionsky, our Senior Vice President of Marketing and Electronic Media, joined us in May 2000. Mr. Klionsky is responsible for implementing the Company's marketing strategy and oversees the advertising sales and editorial teams. In addition, he serves as product manager for CoStar Connect. Prior to joining the Company, from 1981 until 2000, Mr. Klionsky was with Miller Freeman, Inc., the U.S. subsidiary of United News & Media, plc, where he held a variety of corporate positions, most recently Senior Vice President. Additionally, in 1987 Mr. Klionsky helped launch Commercial Property News, which was published by Miller Freeman, and from 1994 until 2000 served as Group Publisher of Commercial Property News. He received a B.A. in communications from Rowan College.

     Mark Policinski, our Vice President of Research, joined us in September 2000. Mr. Policinski oversees research for tenant information. Prior to joining the Company, from 1987 to 2000, Mr. Policinski was with Brown Publishing Company, a privately held company comprised of 40 community newspapers, where he was most recently President and CEO. He received a B.S. in education/political science and economics from Indiana University and a Master of Arts in economics from Western Kentucky University.

     Pamela S. Silberman, our Vice President of Investor and Public Relations, joined us in February 2000. Prior to joining CoStar, from 1995 to 1999, Ms. Silberman was with Security Capital Group, where she held a variety of positions in corporate finance, most recently Vice President of Investor Relations and Communications. In addition, from 1991 to 1993, Ms. Silberman was a researcher for CoStar with focus on the Washington, D.C. metropolitan market. She received her B.A. in urban studies from the University of Pennsylvania and her M.B.A from the University of Virginia's Darden School of Business.

     Dean L. Violagis, our Vice President of Research, joined us in 1989. Mr. Violagis is responsible for our CoStar Property and CoStar Exchange research department, of which he has been a manager since 1989. Mr. Violagis received a B.A. in real estate finance from the American University.

STOCK OWNERSHIP INFORMATION

     The following table provides certain information regarding the beneficial ownership of our common stock as of April 1, 2001 by:

     - our Chief Executive Officer and President, each of our four most highly compensated executive officers who were serving as executive officers on December 31, 2000, and one additional individual who resigned as an executive officer during 2000 (whom we refer to collectively in this proxy statement as the "named executive officers");

     - each of our directors;

     - each person we know to be the beneficial owner of more than 5% of the outstanding common stock; and

     - all of our current executive officers and directors as a group.

                                                                 SHARES               PERCENTAGE OF
                  NAME AND ADDRESS(1)                     BENEFICIALLY OWNED(1)   OUTSTANDING SHARES(1)
                  -------------------                     ---------------------   ---------------------
Michael R. Klein(2).....................................        1,803,895                 11.57%
Andrew C. Florance(3)...................................          595,983                  3.73
Frank A. Carchedi(4)....................................           51,670                     *
John M. Place(5)........................................           30,000                     *
David M. Schaffel(6)....................................           84,227                     *
Craig S. Farrington(7)..................................           16,460                     *
David Bonderman(8)......................................          260,992                  1.67
Warren H. Haber(9)......................................           83,310                     *
Josiah O. Low III(10)...................................            6,000                     *
John Simon(11)..........................................           47,914                     *
Fred A. Heitzman III(12)................................            2,000                     *
Capital Guardian Trust Company(13)......................        2,000,200                 11.98
Kern Capital Management, LLC(14)........................          823,400                  5.28
Zurich Scudder Investments, Inc.(15)....................        1,024,700                  6.57
All eleven directors and executive officers as a
  group(16).............................................        2,986,051                 18.54

---------------
 (1) Unless otherwise noted, each listed person's address is c/o CoStar Group, Inc., 2 Bethesda Metro Center, Tenth Floor, Bethesda, Maryland 20814. Beneficial ownership, as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, includes sole or shared power to vote or direct the voting of, or to dispose or direct the disposition of, shares, as well as the right to acquire beneficial ownership within 60 days of April 1, 2001, through the exercise of an option or otherwise. Except as indicated in the footnotes to the table, we believe that the persons named in the table have sole voting and investment power with respect to the indicated shares of common stock. The use of * indicates ownership of less than 1%. As of April 1, 2001, the Company had 15,585,505 shares of common stock outstanding.

 (2) Includes 14,496 shares held in trust by Mr. Klein and his spouse for his nieces, for which Mr. Klein and his spouse share voting and dispositive power, and 14,496 shares held by another as trustee for Mr. Klein's children, for which Mr. Klein may be deemed to share voting and dispositive power. Mr. Klein disclaims beneficial ownership of these shares.

 (3) Includes 383,104 shares issuable upon options exercisable within 60 days of April 1, 2001.

 (4) Includes 40,000 shares issuable upon options exercisable within 60 days of April 1, 2001.

 (5) Represents 30,000 shares issuable upon options exercisable within 60 days of April 1, 2001.

 (6) Includes 59,000 shares issuable upon options exercisable within 60 days of April 1, 2001.

 (7) Includes 5,000 shares issuable upon options exercisable within 60 days of April 1, 2001.

 (8) Includes 1,000 shares issuable upon options exercisable within 60 days of April 1, 2001.

 (9) Includes 6,000 shares held by Mr. Haber's spouse and excludes 20,000 shares held by Mr. Haber's adult children for which Mr. Haber disclaims beneficial ownership. Also includes 1,000 shares issuable upon options exercisable within 60 days of April 1, 2001.

(10) Includes 1,000 shares issuable upon options exercisable within 60 days of April 1, 2001.

(11) Includes 1,000 shares issuable upon options exercisable within 60 days of April 1, 2001. Excludes 60,131 shares held by Allen & Company Incorporated (of which Mr. Simon is a Managing Director) and certain of its other officers and affiliates; Mr. Simon disclaims beneficial ownership of such shares. Mr. Simon's address is c/o Allen & Company Incorporated, 711 Fifth Avenue, New York, New York 10022.

(12) Mr. Heitzman ceased being an executive officer of the Company in May 2000.

(13) According to Schedule 13G filed on February 9, 2001, Capital Guardian Trust Company ("CGT") beneficially owns 2,000,200 shares of common stock of the Company. Based solely on this Schedule 13G, CGT has sole voting power with respect to 1,500,500 of such shares and has sole dispositive power with respect to all 2,000,200 of such shares. Further, based solely on this
     Schedule 13G, Capital Group International, Inc. ("CGI") is the parent holding company of CGT and may be deemed to beneficially own such shares, and both CGT and CGI disclaim any beneficial ownership of such shares. The address of both CGT and CGI is 11100 Santa Monica Blvd., Los Angeles, CA 90025.

(14) According to a Schedule 13G filed on February 8, 2001, Kern Capital Management, LLC ("KCM") beneficially owns 823,400 shares of common stock of the Company. Based solely on this Schedule 13G, KCM has sole power to vote with respect to 777,700 of such shares and has sole dispositive power with respect to all 823,400 of such shares. Further, based solely on this
     Schedule 13G, Robert E. Kern, Jr. and David G. Kern are controlling members of KCM and may be deemed to beneficially own such shares, and both Robert
     E. Kern, Jr. and David G. Kern disclaim any beneficial ownership of such shares. The address of KCM is 114 West 47th Street, Suite 1926, New York, NY 10036.

(15) According to a Schedule 13G filed on February 12, 2001, Zurich Scudder Investments, Inc. ("Zurich") beneficially owns 1,024,700 shares of common stock of the Company. Based solely on this Schedule 13G, Zurich has the sole voting power with respect to 767,700 of such shares and has sole dispositive power with respect to all 1,024,700 shares. Zurich disclaims any beneficial ownership of any of the shares. The address of Zurich is 345 Park Avenue, New York, New York 10154.

(16) Includes 521,104 shares issuable upon options exercisable within 60 days of April 1, 2001.

EXECUTIVE COMPENSATION

     The following table provides the annual salary, bonuses, and all other compensation awards and payouts to our named executive officers for 1998 through 2000.

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG-TERM
                                          ANNUAL COMPENSATION                 COMPENSATION AWARDS
                             ---------------------------------------------   ---------------------
                             FISCAL                           OTHER ANNUAL   SECURITIES UNDERLYING    ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR     SALARY      BONUS      COMPENSATION          OPTIONS          COMPENSATION
---------------------------  ------   --------    --------    ------------   ---------------------   ------------
Andrew C. Florance.........   2000    $285,577    $225,000(1)         --             25,000            $10,228(2)
  Chief Executive Officer     1999    $228,365    $175,000            --            150,000            $ 5,305(3)
  and President               1998    $166,346          --            --             65,000            $ 2,309
Frank A. Carchedi..........   2000    $169,231    $116,250(1)         --             20,000            $ 6,769(4)
  Chief Financial Officer     1999    $146,346    $101,000            --             20,000            $ 4,231(4)
  and Treasurer               1998    $117,096    $ 27,029            --             40,000            $   865
John M. Place..............   2000    $177,692(5) $ 75,000(6)         --             60,000                 --
  Executive Vice President    1999          --          --            --                 --                 --
                              1998          --          --            --                 --                 --
David M. Schaffel..........   2000    $145,673    $ 65,000(1)         --             10,000            $ 5,827(4)
  Vice President of           1999    $149,360    $ 61,000            --             20,000            $ 6,472(4)
  Product Development         1998    $136,871    $  3,044            --             40,000            $19,097
Craig S. Farrington........   2000    $115,309(7) $      0(8)         --             20,000            $ 5,584(4)
  Chief Operating Officer,    1999          --          --            --                 --                 --
  Comps, Inc.                 1998          --          --            --                 --                 --
Fred A. Heitzman III(9)....   2000    $126,058    $106,875(10)         --                --            $10,200(4)
  Senior Vice President       1999    $120,250    $ 45,000            --                 --            $ 5,550(4)
                              1998          --          --            --            105,000                 --

---------------
 (1) Represents bonus paid in 2000 for performance in 1999. As of March 31, 2001, the executive's annual bonus for 2000 had not been granted.

 (2) Represents 401(k) contributions made by the Company in the amount of $9,788, plus life insurance premiums paid by the Company for the benefit of Mr. Florance in the amount of $440.

 (3) Represents 401(k) contributions made by the Company in the amount of $4,865, plus life insurance premiums paid by the Company for the benefit of Mr. Florance in the amount of $440.

 (4) Represents 401(k) contributions made by the Company.

 (5) Mr. Place joined us as Executive Vice President in May 2000. On an annualized basis, his base salary was $280,000 per year in 2000.

 (6) Represents signing bonus. As of March 31, 2001, the executive's annual bonus for 2000 had not been granted.

 (7) Mr. Farrington joined us as Chief Operating Officer of Comps, Inc. in February 2000. On an annualized basis, his base salary was $130,000 per year in 2000.

 (8) As of March 31, 2001, the executive's annual bonus for 2000 had not been granted.

 (9) Mr. Heitzman ceased being an executive officer of the Company in May 2000 and resigned from the Company effective December 31, 2000.

(10) Represents bonus paid in 2000 for performance in 2000.

EMPLOYMENT AGREEMENTS

     We have employment agreements with the following executive officers, Messrs. Florance, Dressel, Carchedi, Place, and Schaffel, and have employment terms with Mr. Farrington. Our employment agreements with Messrs. Florance, Carchedi and Schaffel became effective as of January 1, 1998. Mr. Place's employment agreement became effective on May 1, 2000, and Mr. Dressel's employment agreement became effective on September 25, 2000. Mr. Farrington's employment terms became effective as of February 18, 2000. Each entitles the executive to a specified base salary, a bonus award up to a specified percentage of base compensation based upon achievement of performance objectives, and an award of stock options vesting over time. The agreements also generally provide that the executive may participate in any insurance, medical, disability or pension plan generally made available to our senior executive officers.

     The employment agreements for Messrs. Dressel, Carchedi, Place, and Schaffel are for initial terms of two years and the employment agreement for Mr. Florance is for an initial term of three years, and all are automatically renewable for successive one-year terms unless we or the executive terminate the agreement. Mr. Farrington has at-will employment terms. The employment agreements for Messrs. Florance, Dressel, Carchedi, Place, and Schaffel contain covenants not to compete with us for the two years immediately following termination, but applicable law may limit the term or scope of these covenants.

     The employment agreements for Messrs. Florance, Dressel, Carchedi, Place, and Schaffel generally provide that, if we terminate the executive's employment without cause (which include "changes of control" of the Company under certain circumstances), the executive is entitled to certain severance benefits as follows. If we terminate Mr. Florance without cause or if he terminates his agreement for good cause, he is entitled to his base salary for the greater of one year or whatever period remains under the agreement, his bonus for the year in which the termination occurred, the immediate vesting of all of his stock options, and a gross-up payment to cover any taxes assessed under Section 4999 of the Internal Revenue Code. If we terminate Messrs. Carchedi or Schaffel without cause, each is entitled to his base salary for the greater of six months or whatever period remains under the agreement, to a prorated share of his bonus for the year in which termination occurred, and to the immediate vesting of all stock options due to vest within the following twelve months. If we terminate Mr. Place without cause, he is entitled to his base salary for the lesser of twelve months or whatever period remains under the agreement and to the immediate vesting of his stock options that were granted on May 1, 2000 and are due to vest within the following twelve months. If we terminate Mr. Dressel without cause, he is entitled to his base salary for a period of twelve months. Mr. Farrington is not entitled to any severance benefits if he is terminated without cause.

     The following table gives specific economic terms of our arrangements with our executive officers as of December 31, 2000.

                                                                             BONUS RANGE AS
                                                                             A PERCENTAGE OF
                            NAME                              BASE SALARY   BASE COMPENSATION
                            ----                              -----------   -----------------
Andrew C. Florance..........................................   $300,000           0 - 100%
Lawrence J. Dressel.........................................   $250,000           0 -  75%
Frank A. Carchedi...........................................   $175,000          50 -  75%
John M. Place...............................................   $280,000          25 -  85%
David M. Schaffel...........................................   $150,000          25 -  50%
Craig S. Farrington.........................................   $130,000           0 - 100%

OPTION GRANTS

     The following table provides certain information about grants of stock options to our named executive officers during 2000.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                               INDIVIDUAL GRANTS
                                     ----------------------------------------------------------------------
                                       NUMBER
                                         OF        PERCENT OF
                                     SECURITIES   TOTAL OPTIONS   EXERCISE
                                     UNDERLYING    GRANTED TO      OR BASE
                                       OPTION     EMPLOYEES IN      PRICE     EXPIRATION      GRANT DATE
               NAME                   GRANTED      FISCAL YEAR    ($/SHARE)      DATE      PRESENT VALUE(1)
               ----                  ----------   -------------   ---------   ----------   ----------------
Andrew C. Florance.................    25,000(2)      3.05%        $24.875      6/20/10       $  497,000
Frank A. Carchedi..................    20,000(2)      2.44%        $24.875      6/20/10       $  397,600
John M. Place......................    60,000(3)      7.31%        $23.875      4/30/10       $1,096,200
David M. Schaffel..................    10,000(2)      1.22%        $24.875      6/20/10       $  198,800
Craig S. Farrington................    20,000(4)      2.44%        $30.750      2/17/10       $  491,400
Fred A. Heitzman III...............         0            0%             --           --               --

---------------
(1) The grant date present value is computed using the Black-Scholes option-pricing model with the following assumptions: expected volatility of 94%, dividend yield of 0%, risk-free interest rate of 5.7%, and expected life of 5 years. These assumptions are not a forecast of future stock price performance or volatility or of future dividend policy. There is no assurance that the value received by an executive will be at or near the value estimated by the Black-Scholes model. The actual value of options will depend on the market value of the Company's common stock on the dates upon which the options are exercised.

(2) The options were granted on June 21, 2000 and have an exercise price equal to the fair market value of the Company's common stock on the grant date. The options vest and become exercisable in four equal installments on each of June 21, 2001, June 21, 2002, June 21, 2003, and June 21, 2004.

(3) The options were granted on May 1, 2000 and have an exercise price equal to the fair market value of the Company's common stock on the grant date. The options vest and become and become exercisable in four equal installments on each of May 1, 2000, May 1, 2001, May 1, 2002, and May 1, 2003.

(4) The options were granted on February 18, 2000 and have an exercise price equal to the fair market value of the Company's common stock on the grant date. The options vest and become exercisable in four equal installments on each of February 18, 2001, February 18, 2002, February 18, 2003, and February 18, 2004.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table provides certain information regarding stock option exercises in fiscal year 2000, and unexercised options held as of December 31, 2000, by the named executive officers.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND YEAR-END 2000 OPTION VALUES

                                                       NUMBER OF SECURITIES
                                                      UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                            SHARES                         OPTIONS HELD             IN THE MONEY OPTIONS AT
                           ACQUIRED                    AT DECEMBER 31, 2000           FISCAL YEAR-END(1)
                              ON          VALUE     ---------------------------   ---------------------------
          NAME             EXERCISE      REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          ----            -----------    --------   -----------   -------------   -----------   -------------
Andrew C. Florance......        --             --     333,104         75,000      $4,342,123         $0
Frank A. Carchedi.......    35,150(2)    $965,666      33,333         26,667         292,500          0
John M. Place...........        --             --      15,000         45,000               0          0
David M. Schaffel.......    13,120(3)     554,081      52,333         16,667         570,375          0
Craig S. Farrington.....        --             --          --         20,000               0          0
Fred A. Heitzman III....    52,500(4)     716,344           0              0               0          0

---------------
(1) Calculated based on the amount by which the fair market value of the underlying security (assumed to be equal to its year-end closing price of $23 5/8) exceeds the option exercise price.

(2) On March 2, 2000, Mr. Carchedi exercised options to acquire 10,000 shares of common stock at $4.07 per share and sold those shares the same day for $35.0189 per share. On April 7, 2000, Mr. Carchedi exercised options to acquire 10,000 shares of common stock at $9.00 per share. On October 30, 2000, Mr. Carchedi exercised options to acquire 5,150 shares of common stock at $4.07 per share and sold those shares the same day for $31.0817 per share. On October 30, 2000, Mr. Carchedi also exercised options to acquire 10,000 shares of common stock at $9.00 per share and sold those shares the same day at $31.0817 per share.

(3) On March 7, 2000, Mr. Schaffel exercised options to acquire 12,120 shares of common stock at $3.45 per share and sold those shares the same day for $46.00 per share. On March 7, 2000, Mr. Schaffel also exercised options to acquire 1,000 shares of common stock at $9.00 per share.

(4) On December 15, 2000, Mr. Heitzman exercised options to acquire 18,750 shares of common stock at $8.75 per share and sold those shares the same day. On December 18, 2000, Mr. Heitzman exercised options to acquire 3,000 shares of common stock at $8.75 per share and sold those shares the same day. On December 19, 2000, Mr. Heitzman exercised options to acquire 4,500 shares of common stock at $8.75 per share and sold those shares the same day. On December 31, 2000, Mr. Heitzman exercised options to acquire 26,250 shares of common stock at $8.75 per share.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  Compensation Philosophy and Review

     The compensation philosophy of the Company is to provide a competitive total compensation package so that the Company can attract, retain, and motivate talented employees and executives. The Company also believes in maximizing value for stockholders by linking compensation to individual achievement of agreed goals as they relate to overall corporate performance. It also strives, as much as possible, to align the Company's human resource strategy with its high-growth business strategy.

     In determining compensation levels for 1998 and beyond, the Company commissioned a third-party consultant to perform a special study with respect to the base salary, total annual cash compensation, and long-term incentive compensation of similarly situated officers within its peer group. The peer group consists of companies that are in the specialized industry of electronic information technology, are high-growth companies, and are of a size comparable to the Company's. Implementation of the consultant's recommendations over time will result in compensation levels that are competitive with the Company's peers.

     The Company's Compensation Committee believes that compensation for the Company's executives should be competitive in order to encourage and reward superior performance.

  Elements of Executive Officer Compensation

     The Company's executive compensation consists primarily of base salary, annual cash bonuses, the award of stock options, and health insurance and similar benefits. The Company has employment arrangements with each of its executive officers that entitles the executive to a specified base salary, a bonus award up to a specified percentage of base compensation based upon achievement of performance objectives, and a competitive award of stock options vesting over time. The compensation of executive officers is reviewed on an annual basis.

  Chief Executive Officer Compensation

     In establishing the salary and bonus for Mr. Florance, our Chief Executive Officer and President, the Committee relied on its strong belief that Mr. Florance, as Chief Executive Officer, significantly and directly influences the Company's overall performance. Accordingly, the Committee sought to achieve the following objectives: (i) establish a base salary competitive with that paid to other chief executive officers of high growth companies in the peer group; (ii) reward Mr. Florance for superior performance in connection with his contribution to the Company; and (iii) reward Mr. Florance for outstanding corporate performance by the Company for the fiscal year. Based on these factors, in 2000 the Committee set Mr. Florance's salary at $300,000 and paid Mr. Florance a bonus of $225,000. In addition, in 2000 Mr. Florance received an option to purchase 25,000 shares of the Company's common stock at an exercise price of $24.875 per share, the fair market value of the common stock on the date of grant. The Committee believes that granting options to Mr. Florance is important to align Mr. Florance's interest with the interests of the Company's stockholders.

  Base Salaries

     Salary levels of the Company's senior executives are reviewed annually, and may be adjusted to reflect a senior executive's individual responsibilities and performance, as well as the Company's corporate performance. The Compensation Committee also considers salaries paid to executive officers of the peer group in determining base salary levels. The Compensation Committee believes that base salaries should be generally competitive with high growth companies in the peer group.

  Annual Incentive Programs

     The Compensation Committee administers an annual incentive plan for senior level executives, under which these executives may receive a cash bonus based on individual and corporate performance. The bonuses range from 0% to 100% of base salary and are based on the executive's employment agreement or employment terms with the Company. In setting these ranges, the Compensation Committee considered the annual incentive awards offered by members of the peer group and set competitive annual incentive awards for superior performance. The Compensation Committee considers the executive's individual performance, including whether or not the executive achieved certain established goals, as well as the Company's corporate performance in determining the amount of an executive's incentive bonus.

  Long-Term Incentive Plans

     The Compensation Committee believes that granting stock options to executive officers is critical to the Company's success because these awards play a vital role in attracting, retaining and rewarding executive officers of the Company. The Committee believes that options are also important in motivating executive officers to achieve the Company's goals.

     Each executive officer is eligible to receive stock options under the CoStar Group, Inc. 1998 Stock Incentive Plan. The Compensation Committee generally awards stock options to each executive officer when he or she joins the Company. Thereafter, the Compensation Committee, in its discretion, makes periodic grants to reward or retain executive officers and to provide incentives for future performance. Although executive officers may receive stock options based on the Company's financial performance, as well as on his or her individual performance, there is no established formula or criteria for grants under the Plan, and options may be granted on a subjective basis at intervals determined by the Compensation Committee.

  Employment Agreements

     The employment agreements for Messrs. Dressel, Carchedi, Place, and Schaffel are for initial terms of two years and the employment agreement for Mr. Florance is for an initial term of three years, and all are automatically renewable for successive one-year terms unless we or the executive terminate the agreement. Mr. Farrington has at-will employment terms. The employment agreements for Messrs. Florance, Dressel, Carchedi, Place, and Schaffel contain covenants not to compete with us for the two years immediately following termination, but applicable law may limit the term or scope of these covenants.

     The employment agreements for Messrs. Florance, Dressel, Carchedi, Place, and Schaffel generally provide that, if we terminate the executive's employment without cause (which include "changes of control" of the Company under certain circumstances), the executive is entitled to certain severance benefits as follows. If we terminate Mr. Florance without cause or if he terminates his agreement for good cause, he is entitled to his base salary for the greater of one year or whatever period remains under the agreement, his bonus for the year in which the termination occurred, the immediate vesting of all of his stock options, and a gross-up payment to cover any taxes assessed under Section 4999 of the Internal Revenue Code. If we terminate Messrs. Carchedi or Schaffel without cause, each is entitled to his base salary for the greater of six months or whatever period remains under the agreement, to a prorated share of his bonus for the year in which termination occurred, and to the immediate vesting of all stock options due to vest within the following twelve months. If we terminate Mr. Place without cause, he is entitled to his base salary for the lesser of twelve months or whatever period remains under the agreement and to the immediate vesting of his stock options that were granted on May 1, 2000 and are due to vest within the following twelve months. If we terminate Mr. Dressel without cause, he is entitled to his base salary for a period of twelve months. Mr. Farrington is not entitled to any severance benefits if he is terminated without cause.

  Policy on Deductibility of Compensation

     Section 162(m) of the Internal Revenue Code disallows the deduction of compensation by a company to its Chief Executive Officer and any of its four most highly compensated executive officers that is in excess of $1 million. Compensation that is considered "performance-based" is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by the stockholders. The Compensation Committee will continue to monitor total compensation and, should the 162(m) limitation become an issue, take the measures that they deem appropriate.

                                          By the Compensation Committee
                                          of the Board of Directors.

                                          Warren H. Haber, Chairman
                                          David Bonderman
                                          Michael R. Klein

STOCK PRICE PERFORMANCE GRAPH

     The stock performance graph below shows how an initial investment of $100 in our common stock would have compared to:

     - An equal investment in the S&P 500 Index.

     - An equal investment in the S&P Computers (Software) Index.

     The comparison covers the period beginning July 1, 1998, the first day of public trading of our common stock, and ending on December 31, 2000, and assumes the reinvestment of any dividends. You should note that this performance is historical and is not necessarily indicative of future price performance.

                                 [LINE GRAPH]

                                                   COSTAR GROUP, INC.                S&P 500            S&P COMPUTERS (SOFTWARE)
                                                   ------------------                -------            ------------------------
7/1/98                                                  $100.00                     $100.00                     $100.00
12/31/98                                                 137.41                      107.02                      119.54
12/31/99                                                 343.02                      131.10                      221.07
12/31/00                                                 219.77                      121.47                      108.63

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Other than as described below and under "Compensation Committee Interlocks and Insider Participation," since January 1, 2000 none of our executive officers or directors has engaged in or had a direct or indirect interest in any transactions with us that are required to be disclosed.

     Craig Farrington, who is one of our executive officers, was an officer and stockholder of COMPS.COM, Inc., which merged, effective February 10, 2000, with a subsidiary CoStar formed for that purpose. The total consideration that we paid to the COMPS.COM stockholders in connection with the merger was $49,015,905 in cash and 2,259,034 shares of common stock of CoStar. Of this consideration, Mr. Farrington received approximately $228,000 in cash and 11,456 shares of CoStar common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires that our directors and executive officers, and anyone who owns more than 10% of our common stock, file with the Securities and Exchange Commission reports of initial ownership and reports of changes in ownership of our common stock, and to furnish us with copies of those reports. Based solely on a review of the reports furnished to us, we believe that during 2000, our directors, executive officers, and 10% stockholders complied with these requirements.

OTHER INFORMATION

     We have included a copy of our Annual Report for the year ended December 31, 2000 with this Proxy Statement. YOU MAY OBTAIN A COPY OF OUR ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES, WITHOUT CHARGE BY SENDING A WRITTEN REQUEST TO PAMELA S. SILBERMAN, VICE PRESIDENT OF INVESTOR AND PUBLIC RELATIONS, COSTAR GROUP, INC., 2 BETHESDA METRO CENTER, TENTH FLOOR, BETHESDA, MARYLAND 20814.

     This proxy is solicited on behalf of the Board of Directors. The Company will bear all expenses in connection with the Annual Meeting and this proxy solicitation. We have retained Innisfree M&A Incorporated to assist in distribution of these proxy materials and soliciting proxy voting instructions, at an estimated cost not to exceed $7,500 plus reasonable expenses. They may solicit proxies in person, by telephone, by mail, telegram, facsimile, or other electronic or other means, and will request that brokerage houses, banks, and other custodians forward proxy material to beneficial owners of our common stock. We will reimburse brokerage houses, banks, and other custodians for their reasonable expenses for forwarding these materials to beneficial owners. American Stock Transfer and Trust Company will act as proxy tabulator.

                                   APPENDIX A

                               COSTAR GROUP, INC.
                            AUDIT COMMITTEE CHARTER

     The Board of Directors of CoStar Group, Inc. (the "Company") has established an Audit Committee (the "Audit Committee") with general responsibility and specific duties as described below.

COMPOSITION:

     The Audit Committee shall be comprised of not less than three directors who shall meet the requirements of the NASD. Members of the Audit Committee shall be appointed by the Board of Directors.

RESPONSIBILITY:

     The Audit Committee's responsibility is to assist the Board of Directors in fulfilling its fiduciary responsibilities as to accounting policies and reporting practices of the Company. The Audit Committee is empowered to retain persons having special competence as necessary to assist the Audit Committee in fulfilling its responsibility. While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent accountant. The Company's independent accountant is ultimately accountable to the Board of Directors and the Audit Committee.

ATTENDANCE:

     Members of the Audit Committee should endeavor to be present, in person or by telephone, at all meetings; however, two Audit Committee members shall constitute a quorum. As necessary, the Chairperson may request members of management and representatives of the independent accountant to be present at meetings.

MINUTES OF MEETINGS:

     Minutes of each meeting shall be prepared and sent to Audit Committee members and presented to Company directors who are not members of the Audit Committee.

SPECIFIC DUTIES:

     The Audit Committee is to:

         1. Review with the Company's Chief Financial Officer, other appropriate members of management and the independent accountant the Company's policies and procedures, as appropriate, to reasonably assess the adequacy of internal accounting and financial reporting controls.

         2. Review the Audit Committee's Charter annually, and make recommendations to the Board to update the Charter as appropriate.

         3. Recommend to the Board of Directors the independent accountant to be selected (subject to ratification by the stockholders if the Board of Directors so determines), evaluate the independent accountant, approve the compensation of the independent accountant, and review and approve any discharge of the independent accountant.

         4. Review and concur in the appointment, replacement, reassignment or dismissal of the Chief Financial Officer.

         5. Receive periodic written statements from the independent accountant regarding its independence and delineating all relationships between it and the Company, discuss such reports with the independent accountant, and if so determined by the Audit Committee, recommend that the Board take appropriate action.

         6. Become familiar with the accounting and reporting principles and practices applied by the Company in preparing its financial statements.

         7. Review with management the adequacy and the scope of the annual internal audit plan, and any significant audit findings.

         8. Review, prior to the annual audit, the scope and general extent of the independent accountant's audit examinations.

         9. Review with management and the independent accountant, upon completion of their audit, financial results for the year prior to their release to the public. Discuss with the independent accountant the matters required to be discussed by the Statement on Auditing Standards No. 61 relating to the conduct of the year-end audit.

        10. Discuss with the independent accountant the quality of the Company's financial accounting personnel, and any relevant recommendations that the independent accountant may have.

        11. Report Audit Committee actions to the Board of Directors with such recommendations, as the Audit Committee may deem appropriate.

        12. Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement, commencing with the proxy statement for the 2001 Annual Meeting.

        13. Perform such other functions as may be required by law, or the Company's certificate of incorporation or by-laws.

                                  APPENDIX B





























PROXY                                                                     PROXY

                              COSTAR GROUP, INC.

                ANNUAL MEETING OF STOCKHOLDERS - JUNE 19, 2001

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

       The undersigned stockholder of CoStar Group, Inc., a Delaware corporation (the "Company"), hereby acknowledges receipt of the Notice of 2001 Annual Meeting of Stockholders and Proxy Statement, each dated May 1, 2001, and the 2000 Annual Report, hereby revokes any proxy or proxies previously given and hereby appoints Michael R. Klein, Andrew C. Florance and Frank A. Carchedi, or any of them, with full power to each of substitution on behalf and in the name of the undersigned, as the proxies and attorneys-in-fact to vote and otherwise represent all of the shares registered in the name of the undersigned at the 2001 Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at 2 Bethesda Metro Center, Bethesda, Maryland 20814, at 11:00 a.m. local time on Tuesday, June 19, 2001, and any adjournment or postponement thereof, with the same effect as if the undersigned were present and voting such shares, on the matters and in the manner set forth on the reverse side of this Proxy card.

       THIS PROXY, WHEN PROPERLY EXECUTED AND TIMELY DELIVERED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. UNLESS CONTRARY DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES LISTED IN THE ACCOMPANYING PROXY STATEMENT, "FOR" RATIFYING THE APPOINTMENT OF THE COMPANY'S INDEPENDENT PUBLIC AUDITORS FOR 2001, "FOR" APPROVING THE AMENDMENT TO THE COMPANY'S 1998 STOCK INCENTIVE PLAN, AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES AS TO OTHER MATTERS.

         (Continued and to be signed and dated on the reverse side.)

            PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY
                     USING THE ENCLOSED RETURN ENVELOPE.


                        ANNUAL MEETING OF STOCKHOLDERS
                              COSTAR GROUP, INC.

                                JUNE 19, 2001



               Please Detach and Mail in the Envelope Provided
------------------------------------------------------------------------------
/X/  Please mark your
     votes as in this example.

                THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
                            EACH OF THE PROPOSALS.

1.   Proposal to elect the following persons as directors of the Company.       NOMINEES:  Michael R. Klein
                                                                                           Andrew C. Florance
                                                                                           David Bonderman
FOR ALL           WITHHOLD ALL                                                             Warren H. Haber
/     /              /     /                                                               Josiah O. Low III
                                                                                           John Simon

FOR ALL (EXCEPT NOMINEE(S) WRITTEN BELOW)

                                                                       FOR        AGAINST        ABSTAIN
2.   Proposal to ratify the appointment of Ernst & Young LLP           /  /        /   /          /   /
     as the Company's independent public auditors for 2001.

3.   Proposal to approve the amendment to the Company's 1998           /  /        /   /          /   /
     Stock Incentive Plan.

4. To vote or otherwise represent the shares on any other business which may properly come before the meeting or any adjournment or postponement thereof, according to their discretion and in their discretion.

The shares represented by this proxy will be voted in accordance with the specification made. If no specification is made, the shares represented by this proxy will be voted FOR each of the above persons and proposals, and for or against such other matters as may properly come before the meeting as the proxyholders in their discretion deem advisable.

I PLAN TO ATTEND THE MEETING:       YES              NO
                                        -----           -----

PLEASE PROMPTLY COMPLETE, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. IF YOU RECEIVE MORE THAN ONE PROXY CARD, PLEASE COMPLETE, SIGN, DATE AND RETURN EACH CARD.

Signature(s)                                             Dated:           , 2001
             ----------  ---------- --------------------       -----------
                                    Title if appropriate

NOTE: Sign exactly as your name(s) appears on the stock certificate. A corporation should sign in its full corporate name by a duly authorized officer, with the office held designated. Executors, administrators, trustees and guardians should sign in their official capacity giving their full title as such. If stock is registered in more than one name, each person should sign. If a partnership or limited liability company, please sign in the partnership or limited liability company's name by an authorized person(s).

                                   APPENDIX C

                               COSTAR GROUP, INC.
                            1998 STOCK INCENTIVE PLAN
                                  (AS AMENDED)


PURPOSE CoStar Group, Inc., a Delaware corporation "CoStar" or the "Company"), wishes to recruit, reward, and retain employees and outside directors. To further these objectives, the Company hereby sets forth the CoStar
                     Group, Inc. 1998 Stock Incentive Plan (the "Plan") to provide options ("Options") or direct grants ("Stock
                     Grants" and, together with the Options, "Awards") to employees and outside directors with respect to shares of the Company's common stock (the "Common Stock"). The
                     Plan is effective as of the effective date (the
                     "Effective Date") of the Company's registration under
                     Section 12 of the Securities Exchange Act of 1934 (the
                     "Exchange Act") with respect to its initial public offering ("IPO").

PARTICIPANTS         All Employees of CoStar and any Eligible Subsidiaries
                     are eligible for Options and Stock Grants under this
                     Plan, as are the directors of CoStar and the Eligible
                     Subsidiaries who are not employees ("Eligible
                     Directors").  Eligible employees and directors become
                     "optionees" when the Administrator grants them an option
                     under this Plan or "recipients" when they receive a
                     direct grant of Common Stock.  (Optionees and recipients
                     are referred to collectively as "participants." The term
                     participant also includes, where appropriate, a person
                     authorized to exercise an Award in place of the original
                     optionee.)  The Administrator may also grant Options or
                     make Stock Grants to certain other service providers.

                     Employee means any person employed as a common law employee of the Company or an Eligible Subsidiary.

ADMINISTRATOR        The Administrator will be the Compensation Committee of the
                     Board of Directors of CoStar (the "Compensation
                     Committee"), unless the Board specifies another committee.
                     The Board may also act under the Plan as though it were the
                     Compensation Committee.

                     The Administrator is responsible for the general operation and administration of the Plan and for carrying out its provisions and has full discretion in interpreting and administering the provisions of the Plan. Subject to the express provisions of the Plan, the Administrator may exercise such powers and authority of the Board as the Administrator may find necessary or appropriate to carry out its functions. The Administrator may delegate its functions (other than those described in the GRANTING OF
                     AWARDS section) to officers or employees of CoStar.

                     The Administrator's powers will include, but not be limited to, the power to amend, waive, or extend any provision or limitation of any Award. The Administrator may act through meetings of a majority of its members or by unanimous consent.

GRANTING OF          Subject to the terms of the Plan, the Administrator
AWARDS               will, in its sole discretion, determine

                         the participants who receive Awards,

                         the terms of such Awards,

                         the schedule for exercisability or nonforfeitability
                         (including any requirements that the participant or the Company satisfy performance criteria),

                         the time and conditions for expiration of the Award, and

                         the form of payment due upon exercise, if any.

                     The Administrator's determinations under the Plan need not be uniform and need not consider whether possible participants are similarly situated.

                     Options granted to employees may be nonqualified stock options ("NQSOs") or "incentive stock options" ("ISOs") within the meaning of Section 422 of the Internal Revenue
                     Code of 1986, as amended from time to time (the "Code"), or the corresponding provision of any subsequently enacted tax statute. Options granted to Eligible Directors must be NQSOs. The Administrator will not grant ISOs unless the stockholders have approved the Plan.

                     The Administrator may impose such conditions on or charge such price for the Stock Grants as it deems appropriate.

      SUBSTITUTIONS  The Administrator may also grant Awards in substitution for options or other equity interests held by individuals (i) as a result of their employment by or services to CoStar
                     Group, L.P. or (ii) who become Employees of the Company or of an Eligible Subsidiary as a result of the Company's acquiring or merging with the individual's employer or acquiring its assets. If necessary to conform the Awards to the interests for which they are substitutes, the Administrator may grant substitute Awards under terms and conditions that vary from those the Plan otherwise requires.

DIRECTOR             Each Eligible Director of the Company shall be entitled
FORMULA              to receive at the first meeting of the Board of Directors
OPTIONS              immediately following each of the Company's Annual Meeting of Stockholders an Option to purchase 1,000 shares of the
                     Company's Common Stock at an exercise price equal to the
                     Fair Market Value (as defined below) on such date of grant.
                     Such Options shall vest in full on the first anniversary of the date of grant, provided that such Director is still a
                     Director of the Company.

DATE OF GRANT        The Date of Grant will be the date as of which this Plan or the Administrator grants an Award to a participant, as
                     specified in the Plan or in the Administrator's minutes.

EXERCISE PRICE       The Exercise Price is the value of the consideration
                     that a participant must provide in exchange for one
                     share of Common Stock.  The Administrator will determine
                     the Exercise Price under each Award and may set the
                     Exercise Price without regard to the Exercise Price of
                     any other Awards granted at the same or any other time.
                     The Company may use the consideration it receives from
                     the participant for general corporate purposes.

                     The Exercise Price per share for NQSOs may not be less than 100% of the Fair Market Value of a share on the Date of Grant. If an Option is intended to be an ISO, the Exercise
                     Price per share may not be less than 100% of the Fair
                     Market Value (on the Date of Grant) of a share of Common
                     Stock covered by the Option; provided, however, that if the Administrator decides to grant an ISO to someone covered by Sections 422(b)(6) and 424(d) (as a more-than-10%-stock-owner), the Exercise Price of the Option must be at least 110% of the Fair Market Value (on the Date of Grant).

                     The Administrator may satisfy any state law requirements regarding adequate consideration for Stock Grants by (i) issuing Common Stock held as treasury stock or (ii) charging the recipients at least the par value for the shares covered by the Stock Grant. The Administrator may designate that a recipient may satisfy (ii) either by direct payments or by the Administrator's withholding from other payments due to the recipient.

       FAIR MARKET   Fair Market Value of a share of Common Stock for purposes
       VALUE         of the Plan will be determined as follows:

                         if the Common Stock is traded on a national securities exchange, the closing sale price on that date;

                         if the Common Stock is not traded on any such exchange, the closing sale price as reported by the National Association of Securities Dealers, Inc.
                         Automated Quotation System ("Nasdaq") for such date;

                         if no such closing sale price information is available, the average of the closing bid and asked prices as reported by Nasdaq for such date; or

                         if there are no such closing bid and asked prices, the average of the closing bid and asked prices as reported by any other commercial service for such date.

                     For any date that is not a trading day, the Fair Market
                     Value of a share of Common Stock for such date shall be determined by using the closing sale price or the average of the closing bid and asked prices, as appropriate, for the immediately preceding trading day.

                     The Fair Market Value will be deemed equal to the IPO price for any Options granted as of the date on which the IPO's underwriters price the IPO.

EXERCISABILITY       The Administrator will determine the times and conditions
                     for exercise of or purchase under each Award but may not
                     extend the period for exercise beyond

                     the tenth anniversary of its Date of Grant (or five years for ISOs granted to 10% owners covered by Code Sections
                     422(b)(6) and 424(d)).

                     Awards will become exercisable at such times and in such manner as the Administrator determines and the Award
                     Agreement, if any, indicates; provided, however, that the Administrator may, on such terms and conditions as it determines appropriate, accelerate the time at which the participant may exercise any portion of an Award or at which restrictions on Stock Grants lapse. For Stock Grants,
                     "exercise" refers to acceptance of the Award or lapse of restrictions, as appropriate in context.

                     If the Administrator does not specify otherwise, Options will become exercisable and restrictions on Stock Grants
                     (other than the Director Formula Grants) will lapse as to one-third of the covered shares on each of the first, second, and third anniversaries of the Date of Grant.

                     No portion of an Award that is unexercisable at a participant's termination of employment will thereafter become exercisable, unless the Award Agreement provides otherwise, either initially or by amendment.


       CHANGE OF     Upon a Change of Control (as defined below), all Options
       CONTROL       held by current Employees and directors will become fully
                     exercisable and all restrictions on Stock Grants will
                     lapse. A Change of Control for this purpose means the
                     occurrence, after the Company's IPO, of any one or more of the following events:

                         a person, entity, or group (other than the Company, any Company subsidiary, any Company benefit plan, or any underwriter temporarily holding securities for an offering of such securities) acquires ownership of more than 80% of the undiluted total voting power of the Company's then-outstanding securities eligible to vote to elect members of the Board ("Company Voting
                         Securities");

                         consummation of a merger or consolidation of the Company into any other entity -- unless the holders of the Company Voting Securities outstanding immediately before such consummation, together with any trustee or other fiduciary holding securities under a Company benefit plan, hold securities that represent immediately after such merger or consolidation at least
                         20% of the combined voting power of the then outstanding voting securities of either the Company or the other surviving entity or its parent; or

                         the stockholders of the Company approve (i) a plan of
                         complete liquidation or dissolution of the Company or
                         (ii) an agreement for the Company's sale or disposition
                         of all or substantially all the Company's assets, and
                         such liquidation, dissolution, sale, or disposition is
                         consummated.
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                     Even if other tests are met, a Change of Control has not
                     occurred under any circumstance in which the Company files for bankruptcy protection or is reorganized following a
                     bankruptcy filing.

                     The ADJUSTMENT UPON CHANGES IN CAPITAL STOCK provisions will also apply if the Change of Control is a SUBSTANTIAL
                     CORPORATE CHANGE (as defined in those provisions).

LIMITATION ON        An Option granted to an employee will be an ISO only to the
ISOS                 extent that the aggregate Fair Market Value (determined at the Date of Grant) of the stock with respect to which ISOs are exercisable for the first time by the optionee during
                     any calendar year (under the Plan and all other plans of
                     the Company and its subsidiary corporations, within the
                     meaning of Code Section 422(d)), does not exceed
                     $100,000. This limitation will be applied by taking Options into account in the order in which such Options were
                     granted. If, by design or operation, the Option exceeds
                     this limit, the excess will be treated as an NQSO.

METHOD OF            To exercise any exercisable portion of an Award, the
EXERCISE             participant must:

                         Deliver a written notice of exercise to the Secretary of the Company (or to whomever the Administrator designates), in a form complying with any rules the Administrator may issue, signed by the participant, and specifying the number of shares of Common Stock underlying the portion of the Award the participant is exercising;

                         Pay the full Exercise Price, if any, by cashier's or certified check for the shares of Common Stock with respect to which the Award is being exercised, unless the Administrator consents to another form of payment
                         (which could include the use of Common Stock); and

                         Deliver to the Administrator such representations and documents as the Administrator, in its sole discretion, may consider necessary or advisable.

                     Payment in full of the Exercise Price need not accompany the written notice of exercise provided the notice directs that the stock certificates for the shares issued upon the exercise be delivered to a licensed broker acceptable to the Company as the agent for the individual exercising the option and at the time of closing of the sale of the Common
                     Stock issued upon exercise of the Option, the broker will tender to the Company cash or cash equivalents acceptable to the Company and equal to the Exercise Price.

                     If the Administrator agrees to payment through the tender
                     to the Company of shares of Common Stock, the individual
                     must have held the stock being tendered for at least six
                     months at the time of surrender. Shares of stock offered as payment will be valued, for purposes of determining the
                     extent to which the participant has paid the Exercise
                     Price, at their Fair Market Value on the date of exercise.
                     The Administrator may also, in its discretion, accept
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
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                     attestation of ownership of Common Stock and issue a net
                     number of shares upon Option exercise.

AWARD                No one may exercise an Award more than ten years after
EXPIRATION           its Date of Grant (or five years, for an ISO granted to a
                     more-than-10% shareholder). Unless the Award Agreement
                     provides otherwise, either initially or by amendment, no
                     one may exercise an Award after the first to occur of:

       EMPLOYMENT        The 90th day after the date of termination of
       TERMINATION       employment (other than for death or Disability), where
                         termination of employment means the time when the
                         employer-employee or other service-providing
                         relationship between the employee and the Company ends
                         for any reason, including retirement. Unless the Award
                         Agreement provides otherwise, termination of employment
                         does not include instances in which the Company
                         immediately rehires a common law employee as an
                         independent contractor. The Administrator, in its sole
                         discretion, will determine all questions of whether
                         particular terminations or leaves of absence are
                         terminations of employment;

       DISABILITY        For disability, the earlier of (i) the first
                         anniversary of the participant's termination of
                         employment for disability and (ii) thirty (30) days
                         after the participant no longer has a disability,
                         where "disability" means the inability to engage in
                         any substantial gainful activity by reason of any
                         medically determinable physical or mental impairment
                         that can be expected to result in death or that has
                         lasted or can be expected to last for a continuous
                         period of not less than twelve months; or

       DEATH             The date twelve months after the participant's death.

                     If exercise is permitted after termination of employment, the Award will nevertheless expire as of the date that the former service provider violates any covenant not to compete in effect between the Company and the former employee. In addition, an optionee who exercises an Option more than 90 days after termination of employment with the Company and/or the Eligible Subsidiaries will only receive
                     ISO treatment to the extent permitted by law, and becoming or remaining an employee of another related company (that is not an Eligible Subsidiary) or an independent contractor to the Company will not prevent loss of ISO status as a result of the formal termination of employment.

                     Nothing in this Plan extends the term of an Award beyond the tenth anniversary of its Date of Grant, nor does anything in this AWARD EXPIRATION section make an Award exercisable that has not otherwise become exercisable.

AWARD                Option Agreements will set forth the terms of each
AGREEMENT            Option and will include such terms and conditions,
                     consistent with the Plan, as the Administrator may
                     determine are necessary or advisable. To the extent the
                     agreement is inconsistent with the Plan, the Plan will
                     govern. The Option Agreements may contain special rules.
                     The Administrator may, but is not required to, issue
                     agreements for Stock Grants.
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STOCK SUBJECT        Except as adjusted below under CORPORATE CHANGES, the
TO PLAN              aggregate number of shares of Common Stock that may be
                     issued under the Awards (whether ISOs, NQSOs, or Stock
                     Grants) may not exceed 3,750,000 shares and the maximum
                     number of shares that may be granted under Awards for a
                     single individual in a calendar year may not exceed
                     400,000 shares.  (The individual maximum applies only to
                     Awards first made under this Plan and not to Awards
                     made in substitution of a prior employer's options or other incentives, except as Code Section 162(m) otherwise
                     requires.) The Common Stock will come from either
                     authorized but unissued shares or from previously issued
                     shares that the Company reacquires, including shares it
                     purchases on the open market.  If any Award expires, is
                     canceled, or terminates for any other reason, the shares
                     of Common Stock available under that Award will again be
                     available for the granting of new Awards (but will be
                     counted against that calendar year's limit for a given
                     individual).

                     No adjustment will be made for a dividend or other right for which the record date precedes the date of exercise.

                     The participant will have no rights of a stockholder with respect to the shares of stock subject to an Award except to the extent that the Company has issued certificates for, or otherwise confirmed ownership of, such shares upon the exercise of the Award.

                     The Company will not issue fractional shares pursuant to the exercise of an Award, but the Administrator may, in its discretion, direct the Company to make a cash payment in lieu of fractional shares.

PERSON WHO           During the participant's lifetime, only the participant
MAY EXERCISE         or his duly appointed guardian or personal representative
                     may exercise the Awards.  After his death, his personal
                     representative or any other person authorized under a
                     will or under the laws of descent and distribution may
                     exercise any then exercisable portion of an Award.  If
                     someone other than the original recipient seeks to
                     exercise any portion of an Award, the Administrator may
                     request such proof as it may consider necessary or
                     appropriate of the person's right to exercise the Award.

ADJUSTMENTS          Subject to any required action by the Company (which it
UPON CHANGES         shall promptly take) or its stockholders, and subject to
IN CAPITAL STOCK     the provisions of applicable corporate law, if, after the
                     Date of Grant of an Award,

                         the outstanding shares of Common Stock increase or decrease or change into or are exchanged for a different number or kind of security by reason of any recapitalization, reclassification, stock split, reverse stock split, combination of shares, exchange of shares, stock dividend, or other distribution payable in capital stock, or some other increase or decrease in such Common Stock
                         occurs without the Company's receiving consideration,
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                     the Administrator may make a proportionate and appropriate adjustment in the number of shares of Common Stock
                     underlying each Award, so that the proportionate interest
                     of the participant immediately following such event will,
                     to the extent practicable, be the same as immediately
                     before such event. (This adjustment does not apply to
                     Common Stock that the optionee has already purchased nor to
                     Stock Grants that are already nonforfeitable, except to the extent of similar treatment for all stockholders.) Unless
                     the Administrator determines another method would be
                     appropriate, any such adjustment to an Award will not
                     change the total price with respect to shares of Common
                     Stock underlying the unexercised portion of the Award but
                     will include a corresponding proportionate adjustment in
                     the Award's Exercise Price.

                     The Administrator will make a commensurate change to the maximum number and kind of shares provided in the STOCK
                     SUBJECT TO PLAN section.

                     Any issue by the Company of any class of preferred stock, or securities convertible into shares of common or preferred stock of any class, will not affect, and no adjustment by reason thereof will be made with respect to, the number of shares of Common Stock subject to any Award or the Exercise Price except as this ADJUSTMENTS section specifically provides. The grant of an Award under the Plan will not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or to consolidate, or to dissolve, liquidate, sell, or transfer all or any part of its business or assets.

       SUBSTANTIAL   Upon a Substantial Corporate Change, the Plan and any
       CORPORATE     unexercised Awards will terminate unless provision is made
       CHANGE        in writing in connection with such transaction for

                         the assumption or continuation of outstanding
                         Awards, or

                         the substitution for such options or grants of any options or grants covering the stock or securities of a successor employer corporation, or a parent or subsidiary of such successor, with appropriate adjustments as to the number and kind of shares of stock and prices, in which event the Awards will continue in the manner and under the terms so provided.

                     Unless the Board determines otherwise, if an Award would otherwise terminate pursuant to the preceding sentence, participants who are then Employees or directors of the Company will have the right, at such time before the consummation of the transaction causing such termination as the Board reasonably designates, to exercise any unexercised portions of the Award, whether or not they had previously become exercisable. However, unless the Board determines otherwise, the acceleration will not occur if it would render unavailable "pooling of interest" accounting for any reorganization, merger, or consolidation of the Company.

                     A Substantial Corporate Change means the
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
                         dissolution or liquidation of the Company,

                         merger, consolidation, or reorganization of the Company with one or more corporations in which the Company is not the surviving corporation,

                         the sale of substantially all of the assets of the Company to another corporation, or any transaction (including a merger or reorganization in which the Company survives) approved by the Board that results in any person or entity (other than any affiliate of the Company as defined in Rule 144(a)(1) under the Securities Act) owning 100% of the combined voting power of all classes of stock of the Company.

SUBSIDIARY           Employees of Company Subsidiaries will be entitled to
EMPLOYEES            participate in the Plan, except as otherwise designated by the Board of Directors or the Committee.

                     Eligible Subsidiary means each of the Company's
                     Subsidiaries, except as the Board otherwise specifies. For
                     ISO grants, Subsidiary means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time an ISO is granted to a Participant under the Plan, each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. For NQSOs, the Board or the Committee can use a different definition of Subsidiary in its discretion.

LEGAL                The Company will not issue any shares of Common Stock
COMPLIANCE           under an Award until all applicable requirements imposed by
                     Federal and state securities and other laws, rules, and
                     regulations, and by any applicable regulatory agencies
                     or stock exchanges, have been fully met.  To that end,
                     the Company may require the participant to take any
                     reasonable action to comply with such requirements
                     before issuing such shares.  No provision in the Plan or
                     action taken under it authorizes any action that is
                     otherwise prohibited by Federal or state laws.

                     The Plan is intended to conform to the extent necessary
                     with all provisions of the Securities Act of 1933
                     ("Securities Act") and the Exchange Act and all regulations and rules the Securities and Exchange Commission issues
                     under those laws. Notwithstanding anything in the Plan to
                     the contrary, the Administrator must administer the Plan,
                     and Awards may be granted and exercised, only in a way that conforms to such laws, rules, and regulations. To the
                     extent permitted by applicable law, the Plan and any Awards will be deemed amended to the extent necessary to conform
                     to such laws, rules, and regulations.
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PURCHASE FOR         Unless a registration statement under the Securities Act
INVESTMENT           covers the shares of Common Stock a participant receives
AND OTHER            upon exercise of his Award, the Administrator may require,
RESTRICTIONS         at the time of such exercise or receipt of a grant, that
                     the participant agree in writing to acquire such shares for investment and not for public resale or distribution,
                     unless and until the shares subject to the Award are
                     registered under the Securities Act. Unless the shares are registered under the Securities Act, the participant must
                     acknowledge:

                         that the shares purchased on exercise of the Award are not so registered,

                         that the participant may not sell or otherwise transfer the shares unless the shares have been registered under the Securities Act in connection with the sale or transfer thereof, or counsel satisfactory to the Company has issued an opinion satisfactory to the Company that the sale or other transfer of such shares is exempt from registration under the Securities Act, and such sale or transfer complies with all other applicable laws, rules, and regulations, including all applicable Federal and state securities laws, rules, and regulations.

                     Additionally, the Common Stock, when issued upon the exercise of an Award, will be subject to any other transfer restrictions, rights of first refusal, and rights of repurchase set forth in or incorporated by reference into other applicable documents, including the Company's articles or certificate of incorporation, by-laws, or generally applicable stockholders' agreements.

                     The Administrator may, in its sole discretion, take whatever additional actions it deems appropriate to comply with such restrictions and applicable laws, including placing legends on certificates and issuing stop-transfer orders to transfer agents and registrars.

TAX WITHHOLDING      The participant must satisfy all applicable Federal,
                     state, and local income and employment tax withholding
                     requirements before the Company will deliver stock
                     certificates upon the exercise of an Award.  The Company
                     may decide to satisfy the withholding obligations
                     through additional withholding on salary or wages.  If
                     the Company does not or cannot withhold from other
                     compensation, the participant must pay the Company, with
                     a cashier's check or certified check, the full amounts
                     required by withholding.  Payment of withholding
                     obligations is due before the Company issues shares with
                     respect to the Award. If the Committee so determines,
                     the participant may instead satisfy the withholding
                     obligations by directing the Company to retain shares
                     from the Award exercise, by tendering previously owned
                     shares, or by attesting to his ownership of shares (with
                     the distribution of net shares).
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TRANSFERS,           Unless the Administrator otherwise approves in advance
ASSIGNMENTS,         in writing, an Award may not be assigned, pledged, or
AND PLEDGES          otherwise transferred in any way, whether by operation of
                     law or otherwise or through any legal or equitable
                     proceedings (including bankruptcy), by the participant
                     to any person, except by will or by operation of
                     applicable laws of descent and distribution. If Rule
                     16b-3 then applies to an Award, the participant may not
                     transfer or pledge shares of Common Stock acquired under a
                     Stock Grant or upon exercise of an Option until at least
                     six (6) months have elapsed from (but excluding) the Date
                     of Grant, unless the Administrator approves otherwise in
                     advance in writing.

AMENDMENT OR         The Board may amend, suspend, or terminate the Plan at any
TERMINATION          time, without the consent of the participants or their
OF PLAN AND          beneficiaries; provided, however, that no amendment will
OPTIONS              deprive any participant or beneficiary of any previously
                     declared Award.  Except as required by law or by the
                     CORPORATE CHANGES section, the Administrator may not,
                     without the participant's or beneficiary's consent, modify the terms and conditions of an Award so as to adversely
                     affect the participant. No amendment, suspension, or
                     termination of the Plan will, without the participant's or beneficiary's consent, terminate or adversely affect any
                     right or obligations under any outstanding Awards.

PRIVILEGES OF        No participant and no beneficiary or other person claiming
STOCK OWNERSHIP      under or through such participant will have any right,
                     title, or interest in or to any shares of Common Stock
                     allocated or reserved under the Plan or subject to any
                     Award except as to such shares of Common Stock, if any,
                     that have been issued to such participant.

EFFECT ON            Whether exercising or receiving an Award causes the
OTHER PLANS          participant to accrue or receive additional benefits under any pension or other plan is governed solely by the terms
                     of such other plan.

LIMITATIONS ON       Notwithstanding any other provisions of the Plan, no
LIABILITY            individual acting as a director, employee, or agent of the
                     Company shall be liable to any participant, former
                     participant, spouse, beneficiary, or any other person for
                     any claim, loss, liability, or expense incurred in
                     connection with the Plan, nor shall such individual be
                     personally liable because of any contract or other
                     instrument he executes in such other capacity. The Company will indemnify and hold harmless each director, employee,
                     or agent of the Company to whom any duty or power relating to the administration or interpretation of the Plan has
                     been or will be delegated, against any cost or expense
                     (including attorneys' fees) or liability (including any sum paid in settlement of a claim with the Board's approval)
                     arising out of any act or omission to act concerning this
                     Plan unless arising out of such person's own fraud or bad
                     faith.

NO EMPLOYMENT        Nothing contained in this Plan constitutes an employment
CONTRACT             contract between the Company and the participants. The Plan does not give any participant any right to be retained in
                     the Company's employ, nor does it enlarge or diminish the
                     Company's right to terminate the participant's employment.
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
APPLICABLE LAW       The laws of the State of Delaware (other than its choice of law provisions) govern this Plan and its interpretation.

DURATION OF PLAN     Unless the Board extends the Plan's term, the Administrator may not grant Awards after May 8, 2008. The Plan will then terminate but will continue to govern unexercised and
                     unexpired Awards.